EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of as of the “Effective Time” as defined in that certain Agreement and Plan of Merger by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc. (the “Merger Agreement”), by and between Patient Infosystems, Inc., a Delaware corporation (the “Company”), and Christine St. Andre (“Employee”).

Conditioned on the successful consummation of the Plan of Merger pursuant to the Merger Agreement and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       Employment. The Company hereby employs Employee in the capacity of Chief Operating Officer, Provider Improvement Subsidiary (“Subsidiary”), reporting to the President of the Subsidiary. Employee accepts such employment and agrees to diligently, conscientiously and exclusively perform such services as are customary to such office and as shall from time to time be assigned to her by an officer of the Company or by the President of the Subsidiary. Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of her productive business time for the efficient and successful operation of the business of the Company. It is understood and agreed that while Employee may from time to time be asked to perform services related to the business of the Company and not specifically related to the Subsidiary, the majority of her time is to be spend on the business of the Subsidiary.

2.       Conditional Agreement; Term. Should Plan of Merger not be consummated and the Effective Time not occur, this Agreement shall not become effective. Should this Agreement become effective, the employment hereunder shall be for a one year period commencing at the Effective Time, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3.	Compensation and Benefits

3.1        Salary. For the performance of Employee’s duties hereunder, the Company shall pay Employee a salary at the annualized rate of $210,000 (the “Base Compensation”).

3.2	Bonuses.

(a) Beginning in calendar year 2006, and thereafter while this Agreement is in effect, Employee will be eligible for a calendar year bonus if (a) the Board of Directors determines in its sole reasonable discretion that the EBITDA for the Subsidiary for the year has exceeded $1,000,000, and (b) the Employee remains employed by the Company through December 31 of the calendar year. If both these conditions are met, the calculation of EBITDA and, if applicable, the calculation of Employee’s bonus shall be based on Generally Accepted Accounting Principals (“GAAP”), consistently applied, and according to the following formula: 8% of the EBITDA of the Subsidiary over $1,000,000 but less than $2,000,000; 12% of the EBITDA of at least $2,000,000 but less than $3,000,000; 16% of the EBIDTA of at least $3,000,000 but less than $4,000,000; and 20% of the EBITDA over $4,000,000. For purposes of determining EBITDA, expenses charged to the Subsidiary will include direct expenses plus a fixed corporate overhead charge negotiated between the Company and the Subsidiary to reflect actual costs of corporate services provided to the Subsidiary (e.g. legal and financial services). The bonus shall be paid within ten (10) days of the Company’s receipt of audited financial statements for the year.

(b) The Employee will be eligible during the term of this Agreement for such bonus payments as awarded to the Employee by the Board of Directors of the Company.

3.3        Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4        Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during her employment. For this purpose, Employee will be considered “similarly situated” to the executive level officers of the Company. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. While this Agreement is in effect the Company agrees to maintain at its expense a group life insurance program in which the Employee is eligible to apply for coverage and name the beneficiary or beneficiaries and a group long term disability insurance program in which the Employee is eligible to apply for coverage.

3.5        Stock Options. From time to time the Company may grant to Employee options under the Company’s then current Stock Option Plan to purchase shares of the Company’s common stock at a stated exercise price per share. Any options granted will vest and be exercisable in accordance with a Stock Option Agreement to be executed pursuant to the Company’s Stock Option Plan. Employee will participate in any stock grant program established by the Company on the same basis as similarly situated employees.

3.6        Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses, including but not limited to expenses for home office operation, cellular telephone, BlackBerry, travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business in accordance with the Company’s policy. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

4.	Termination

4.1        Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a)	The Employee’s Death;

(b)       The Employee’s “Disability”, defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with or without reasonable accommodation as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.

(c)        Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i)        Employee has engaged in theft, dishonesty, or falsification of any Company documents or records or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii)       Employee has failed substantially to perform her duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than ten (10) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed her duties, or

(iii)      Employee is engaged, or has engaged, in conduct which has, or would reasonably be expected to have, a direct and material adverse effect on the Company; or

(iv)     Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company which breach remains uncured by for a period of thirty (30) days following receipt of written notice thereof to the Employee from the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore not, in the opinion of the Company, capable of cure, Employee may be terminated immediately provided it pays the Employee for the cure period. No termination shall be effected for Cause unless Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d)       Employee is terminated by the Company “without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon written notice, which notice shall specify the date of such termination.

(e)        Employee terminates her employment due to “Good Reason”, which shall mean that any of the following has occurred (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) without the Employee’s consent, a requirement imposed by the Company that the employee relocate her office to a location more than fifty (50) miles from her current office location; (iii) without the Employee’s consent, a reduction in salary imposed by the Company; (iv) without the Employee’s consent, a material diminution in the Employee’s title or duties; or (v) a decision by the Company, whether expressed or through definitive actions, to discontinue or not actively market the products and services or the Subsidiary; provided however, that any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. The Employee may elect to terminate for Good Reason within thirty (30) days of the Employee’s becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate her employment.

(f)         Employee terminates her employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g)       If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2	Effects of Termination

(a)        Upon termination of Employee’s employment hereunder for any reason, the Company will pay Employee all amounts owed to Employee through the date of Termination. Any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Upon termination, the entitlement of the Employee or her Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)       Upon termination of Employee’s employment under Sections 4.1 (d) or (e), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form acceptable to the Company, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to the then applicable Base Compensation, excluding bonus, for a period of twelve (12) months; pay Employee a portion of any bonus she would have earned had she remained employed, prorated based on the number of months she was employed during the calendar year for which the bonus is calculated, and paid on the date it would have been paid had she remained employed; and if the Employee timely elects and remains eligible for continued coverage under COBRA, the Company will pay that portion of the COBRA premiums it was paying prior to the date of Termination for the period the Employee is receiving severance under this Agreement or until the Employee is eligible for health care coverage under another Employer’s plan, whichever period is shorter.

(c)        Following a Termination Event, both the Employee and the Company agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the other or which reflects negatively upon the other in any manner likely to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates; provided that both the Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s officers and directors and Company representatives with knowledge of this provision.

(d)       Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5.	General Provisions

5.1        Assignment. Neither party may assign or delegate any of her or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2        Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the same Effective Date as this Agreement which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement. The Employee and the Company are also parties to Option Certificates with attached Schedule of Terms which were signed by Employee on August 30, 2000, January 30, 2001, and February 27, 2004, which were entered into subject to the terms of the Patient Infosystems, Inc. Stock Option Plan and which contain provisions that may, by their terms, survive termination or execution of this Agreement.

5.3        Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4        Prior Agreements. This Agreement supercedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

5.5        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6        Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

5.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.8        Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.9        Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand delivery, by courier, or by mail and shall be deemed sufficiently given when actually received by the party to be notified, or, if delivered by courier, when delivered to the party’s address as set forth below, or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to the party’s address as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

•	If to the Company, to the CEO in person or to its corporate headquarters at the time notice is given, “Attention: CEO”.
•	If to the Employee, to her in person or to her home address as listed in Company records at the time notice is given.

5.10      No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.11      Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

Patient Infosystems, Inc.	EMPLOYEE:

By: /s/Kent A. Tapper		/s/ Christine St. Andre
Name: Kent A. Tapper		Christine St. Andre
Title:	SVP

252180 v12/RE